                                                                     EXHIBIT 12

                           HERSHEY FOODS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (IN THOUSANDS OF DOLLARS, EXCEPT FOR RATIO AMOUNTS)
                                  (UNAUDITED)

                         FOR THE SIX-        FOR THE YEARS ENDED DECEMBER 31,
                         MONTHS ENDED  --------------------------------------------------------
                         JUNE 29, 1997   1996        1995        1994        1993        1992
                         ------------- --------    --------    --------    --------    --------
Earnings:
 Income from continuing
  operations before
  income taxes and
  accounting changes....   $196,801    $479,737(a) $465,953(b) $333,138(c) $510,875(d) $400,988
 Add (deduct):
  Interest on indebted-
   ness.................     33,177      52,036      47,568      37,249      30,224      29,708
  Portion of rents rep-
   resentative of the
   interest factor (e)..      5,972       8,618       8,176       8,556       8,175       7,987
  Amortization of debt
   expense..............        152         234          97          64          84         165
  Amortization of
   capitalized
   interest.............      1,757       3,359       3,183       2,958       2,684       1,988
  Adjustment for equity
   companies (f)........        --          --          --          --          --          628
  Adjustment for
   majority-owned
   subsidiary (g).......        --          --          --          --          --           17
                           --------    --------    --------    --------    --------    --------
    Earnings as adjust-
     ed.................   $237,859    $543,984    $524,977    $381,965    $552,042    $441,481
                           ========    ========    ========    ========    ========    ========
Fixed charges:
  Interest on indebted-
   ness.................   $ 33,177    $ 52,036    $ 47,568    $ 37,249    $ 30,224    $ 29,708
  Portion of rents
   representative of the
   interest factor (e)..      5,972       8,618       8,176       8,556       8,175       7,987
  Amortization of debt
   expense..............        152         234          97          64          84         165
  Capitalized interest..        442       1,534       1,957       3,009       4,646      12,055
                           --------    --------    --------    --------    --------    --------
    Total fixed
     charges............   $ 39,743    $ 62,422    $ 57,798    $ 48,878    $ 43,129    $ 49,915
                           ========    ========    ========    ========    ========    ========
Ratio of earnings to
 fixed charges..........       5.98        8.71        9.08        7.81       12.80        8.84
                           ========    ========    ========    ========    ========    ========

-------
(a) Includes a loss on the disposal of businesses of $35.4 million.
(b) Includes a restructuring credit of $.2 million.
(c) Includes a restructuring charge of $106.1 million.
(d) Includes a gain of $80.6 million on the sale of the Corporation's 18.6% investment interest in Freia Marabou a.s.
(e) Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.
(f) Adjustment for equity companies includes the elimination from income of both undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned. In April 1992, the Corporation sold its equity interest in its Brazilian joint venture.
(g) In December 1992, the Corporation purchased the remaining shares of Hershey Japan. Prior to the acquisition, the Corporation owned 51% of Hershey Japan.